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                                                                     EXHIBIT 4.2


                                 FIRST AMENDMENT
                                       TO
              FIRST AMENDED, RESTATED, AND COMBINED LOAN AGREEMENT
                     BY AND BETWEEN CARRIZO OIL & GAS, INC.
                                AND COMPASS BANK


         This First Amendment to the Loan Agreement (this "First Amendment") by and between CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into on this 23rd day of December 1997 and shall be effective as of that date for all purposes.

                              W I T N E S S E T H:

         Borrower and Bank entered into a First Amended, Restated, and Amended Loan Agreement dated August 28, 1997 (the "Loan Agreement"). Capitalized terms used, but not defined, herein shall have the meanings prescribed therefor in the Loan Agreement.

         Borrower has requested that Bank consent to the transaction described on Exhibit "A" attached to this Third Amendment, and Bank has agreed to do so according to the terms set forth herein, which shall be incorporated into the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

         I. Specific Amendments to Loan Agreement.

         Article I is hereby amended by adding the following definitions thereto:

                  "ECT Transaction" means the transaction described on Exhibit "A" to the First Amendment.

                  "First Amendment" means the First Amendment to this Agreement executed by Borrower and Bank on December 23, 1997.

         Section 5.19 shall be amended in its entirety, conditioned and effective upon the closing of the ECT Transaction, to read as follows:

                  5.19 Tangible Net Worth Requirement. Borrower shall maintain a total Tangible Net Worth of not less than the greater of: (a) $50,000,000.00, or (b) the Tangible Net Worth of Borrower as of December 31, 1997, minus $10,000,000.00; increasing by: (x) fifty percent (50%) of net income (excluding losses) of Borrower subsequent to December 31,


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         1997, and (y) one hundred percent (100%) of any increases in shareholders' equity resulting from the sale or issuance of stock in Borrower subsequent to December 31, 1997. For purposes of this Section, shareholders' equity shall be deemed to include the consideration paid to Borrower for its sale of the 300,000 shares of 9% Series A Preferred Stock, par value $0.01 per share, pursuant to the ECT Transaction, as well as any consideration paid to Borrower for the exercise of any of the 1,000,000 warrants that are exercisable for the purchase of 1,000,000 shares of common stock of Carrizo, par value $0.01 per share, pursuant to the ECT Transaction, but shareholder's equity shall exclude the value of any such 9% Series A Preferred Stock that is subsequently redeemed by the issuance of common stock of Borrower.

         II. Certain Consents. The Bank has consented, and does hereby consent, to the ECT Transaction, subject to, and in accordance with, the terms of the letter agreement between the Bank and Borrower that is attached as Exhibit "A" to this First Amendment, and Borrower does hereby ratify, adopt, and confirm the terms and provisions of such letter agreement, which are incorporated herein by reference, as if set forth in full herein.

         III. Reaffirmation of Representations and Warranties. To induce Bank to enter into this First Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

                  A. The execution and delivery of this First Amendment and the performance by Borrower of its obligations under this First Amendment are within Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) , and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Borrower or of any agreement binding upon Borrower.

                  B. The Loan Agreement as amended by this First Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                  C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         IV. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein.

         V. Reaffirmation of Loan Agreement. This First Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement


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herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         VI. Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby further amended and the other documents previously executed or executed of even date herewith.

         VII. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This First Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this First Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VIII. Severability. Whenever possible each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment.

         IX. Execution in Counterparts. Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different. times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

         X. Section Captions. Section captions used in this First Amendment are for convenience of reference only, and shall not affect the construction of this First Amendment.

         XI. Successors and Assigns. This First Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

         XII. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically


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declared by the parties hereto not to be applicable to the Loan Agreement as hereby further amended or any of the other Loan Documents or to the transactions contemplated hereby.

         XIII. Notice. THIS FIRST AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

BANK                                         BORROWER

COMPASS BANK                                 CARRIZO OIL & GAS, INC.


By:  /s/ Kathleen J. Bowen                   By:  /s/ Frank A. Wojtek
   --------------------------------             --------------------------------
         Kathleen J. Bowen                            Frank A. Wojtek
         Vice President                               Vice President


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                                    EXHIBIT A


                          [Letterhead of Compass Bank]



January 6, 1998



Mr. Frank A. Wojtek
Vice President-Finance
Carrizo Oil & Gas, Inc.
14811 St. Mary's Lane, Suite 148
Houston, TX 77079

Re: First Amended, Restated and combined Loan Agreement by and among Carrizo Oil & Gas, Inc. and Compass Bank dated August 28, 1997 (the "Carrizo Loan Agreement")

Dear Frank:

Compass Bank ("Compass") understands that Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), desires to effect the sale of (i) 300,000 shares of a newly established series of preferred stock designated as 9% Series A Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock"), and (ii) 1,000,000 warrants (the "Warrants," and together with the Preferred Stock, the "Securities") exercisable for the purchase of 1,000,000 shares of the common stock, par value $0.01 per share, of the Company to Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership. Compass further understands that (i) the holders of the Preferred Stock will be entitled to receive, if, when and as declared by the Board a f Directors of the Company out of funds legally available therefor, cumulative dividends at the rate of $9.00 per year on each share of Preferred Stock, payable quarterly, (ii) additional shares of Preferred Stock may be issued as payment in kind of such dividends, and (iii) the Preferred Stock is subject to redemption by the Company at the option of the Company, and at the option of the holder thereof upon a change of control of the Company, and must be redeemed upon the occurrence of certain events or on January 8, 2005. A copy of the Statement of Resolution establishing the terms of the Preferred Stock is set forth on Annex A hereto.

Compass hereby consents to the issuance of the Securities and waives any violations of or events of default under the Carrizo Loan Agreement that result from such issuance. Without limiting the generality of the foregoing (capitalized terms used but not defined herein have the meaning assigned to them in the Carrizo Loan Agreement):

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A.       Compass hereby agrees that, for the purposes of Section 5.07 of the
         Carrizo Loan Agreement, the designation of the Preferred Stock and the issuance and sale of the Securities do not, and will not upon exercise of the Warrants, constitute a material adverse change in the condition of the Company.

B. Compass hereby consents, for the purposes of Section 6.07 of the Carrizo Loan Agreement, which provides that the Company shall not declare or pay my dividend or make any distribution on, or purchase or redeem for value any interest in the Company, to any redemption of the Preferred Stock by the Company and to any payment of dividends on the Preferred Stock, that may be made in accordance with the terms of the Preferred Stock as set forth on Annex A hereto, provided that at the time of the payment of any such dividend or distribution or the purchase or redemption of any of the Preferred Stock, no Event of Default has occurred and is continuing and no Event of Default would result immediately, or would occur solely upon the giving of notice or the passage of time or both, as the result of the payment of any such dividend or distribution or the purchase or redemption of such Preferred Stock.

All other terms and conditions remain the same.

Very truly yours,

COMPASS BANK


By:  /s/ Kathleen J. Bowen
   --------------------------------
         Kathleen J. Bowen
         Vice President